EXHIBIT 99.1


                             PYR ENERGY CORPORATION


                       CODE OF BUSINESS CONDUCT AND ETHICS
              (Adopted By Audit Committee of The Board Of Directors
                              On December 15, 2003)

Introduction

     This Code of Business Conduct and Ethics (the "Code") covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Company. The standards set forth in this Code are linked closely to our corporate vision, strategies and values. All of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code is intended to provide guidance to persons functioning in managerial or administrative capacities, as well as to all employees.

     If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

     The integrity, reputation and profitability of the Company ultimately depend upon the individual actions of our employees, representatives, officers, directors, agents and consultants. It is the policy of the Company and its subsidiaries to comply with all applicable laws and to adhere to ethical standards in the conduct of our business. Each employee is expected to read and understand this Code, uphold these standards in daily activities and take personal responsibility for compliance with all applicable policies and procedures.

     Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment. The guidelines in this Code are neither exclusive nor comprehensive. Because the business and legal environment in which the Company operates is complex, it would be impossible to formulate a single policy that would govern all possible situations. Employees are expected and required to comply with the letter and the spirit of all applicable laws and policies, whether or not specifically addressed within this Code. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in
Section 14 of this Code.

1. Compliance with Laws, Rules and Regulations

     Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel. Because individual violations may also subject the Company to civil or criminal liability or the loss of business, the Company takes legal compliance measures seriously and works diligently to enforce them.

     If requested, the Company will hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.

2. Conflicts of Interest

     A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company.

     Some scenarios that may pose potential conflict of interest problems include, but are not limited to, the following:

     1. Investing in any company that sells products or services similar to the Company's, or any company doing or seeking to do business with the Company, other than relatively small investments in securities widely held by the general public;

     2. Working for, or on behalf of, any such company;

     3. Placing Company business with relatives or friends, or working on a Company project that will have a direct impact on the financial interests of relatives or friends;

     4. Encouraging companies dealing with the Company to buy supplies or services from relatives or friends;

     5. Borrowing money from companies doing or seeking to do business with the Company other than on generally available terms;

     6. Participating in the regulatory or other activities of a community or governmental body that have a direct impact on the business of the Company or its affiliates;

     7. Hiring or supervising a relative or friend;

     8. Engaging in a personal relationship with another employee or vendor that affects one's ability to do one's job or disrupts the workplace;

     9. Serving as a director of any company that competes with the Company; and

     10. Accepting gifts or gratuities in any one-year period valued in excess of five hundred dollars ($500) in the aggregate from any customer, vendor, supplier, or other person doing business with the Company or its affiliates.

     The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 14 of this Code.

3. Securities Laws and Insider Trading

     It is against Company policy for any individual to profit from material undisclosed information relating to the Company or any company with which the Company does business. If an officer, director or employee is in possession of material inside information that the Company has not yet disclosed to the public, he or she may not purchase or sell any of the securities of the Company or "tip" others to trade in Company stock. Material inside information is defined as facts that have not been disclosed to the public that would influence a reasonable investor's decision to buy or sell a company's stock or other securities. Also, if an officer, director or employee has inside or unpublished knowledge about any of the Company's public-company suppliers, customers or any other public company that the Company does business with, he or she may not purchase or sell securities of those companies or tip others to do so.

     Insider trading is a crime, and in addition to criminal penalties, the SEC may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from the trading. Insider traders must also disgorge any profits made and are often subjected to an injunction against future violations. Insider traders may further be subjected to civil liability in private law suits.

     Moreover, U.S. securities laws provide for penalties not only for those who engage in insider trading, but also for those controlling persons who fail to take appropriate action when they either knew or should have known that persons within their control were violating these rules. Therefore, it is essential that employees be alert to those situations where others within the Company (particularly those over whom the employee has some supervisory authority) may not be observing the rules of insider trading. We urge you to contact the Company's Chief Executive Officer or Chief Financial Officer if you are unsure as to whether or not you are free to trade under a particular set of circumstances.

4. Corporate Opportunities

     Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5. Competition and Fair Dealing

     We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

     The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

6. Discrimination and Harassment

     The diversity of the Company's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

7. Health and Safety

     The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

     Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

8. Record-Keeping

     The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

     Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or your controller.

     All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

     Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company's Legal Department or, if there is no Legal Department at that time, the Company's Chief Executive Officer or Chief Financial Officer.

9. Confidentiality

     Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the Legal Department or, if there is no Legal Department at that time, the Company's Chief Executive Officer or Chief Financial Officer or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

10. Protection and Proper Use of Company Assets

     All employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

     The obligation of employees to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

11. Payments to Government Personnel

     The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

     In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company's Legal Department or, if there is no Legal Department at that time, the Company's Chief Executive Officer or Chief Financial Officer can provide guidance to you in this area.

12. Waivers of the Code of Business Conduct and Ethics

     Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed as required by law or stock exchange regulation.

13. Reporting any Illegal or Unethical Behavior

     Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.

     Employees must read the Company's Employee Complaint Procedures for Accounting and Auditing Matters attached as Exhibit A, which describes the Company's procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. Any employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

14. Compliance Procedures

     We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Because we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

     o Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

     o Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

     o Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

     o Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

     o Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager or another member of management.

     o You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

     o Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.



                                    * * * * *

                                                                       Exhibit A


                             PYR ENERGY CORPORATION

                 Procedures for Complaints Regarding Accounting,
                Internal Accounting Controls or Auditing Matters

     Any employee of the Company may submit a good faith complaint regarding accounting or auditing matters to the management of the Company without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. The Company's Audit Committee will oversee treatment of employee concerns in this area.

     In order to facilitate the reporting of employee complaints, the Company's Audit Committee has established the following procedures for (1) the receipt, content, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters ("Accounting Matters"), (2) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and (3) the role, rights and responsibilities of employees who make complaints.

Receipt of Employee Complaints
------------------------------

     o Employees with concerns regarding Accounting Matters may report their concerns to the Company's Legal Department, or if there is no Legal Department at that time, to the Company's Chief Executive Officer or Chief Financial Officer, or to any member of the Company's Audit Committee. Employees may forward any complaints in person, by telephone, by regular mail or by e-mail.

     o The Company, including all persons receiving employee complaints, shall maintain the confidentiality or, if the employee requests, the anonymity of the person making the complaint to the fullest extent reasonably practicable within the legitimate needs of law and any ensuing evaluation or investigation. Legal or business requirements may not allow for complete anonymity. Also, in some cases, it may not be possible to proceed with or properly conduct an investigation if the person making a compliant does not identify herself or himself. In addition, persons making complaints should be cautioned that their identity might become known for reasons outside of the control of the Company.

Scope of Matters Covered by These Procedures
--------------------------------------------

     These procedures relate to employee complaints relating to any questionable accounting or auditing matters, including, without limitation, the following:

     o fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

     o fraud or deliberate error in the recording and maintaining of financial records of the Company;

     o deficiencies in or noncompliance with the Company's internal accounting controls;

     o misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

     o deviation from full and fair reporting of the Company's financial condition.

Content of Complaints
---------------------

     To assist the Company in the response to or investigation of a complaint, the complaint should be factual rather than speculative, and contain as much specific information as possible to allow for proper assessment of the nature, extent and urgency of the matter that is the subject of the complaint. Without limiting the foregoing, the complaint should, to the extent possible, contain the following information:

     o the alleged event, matter or issue that is the subject of the complaint;

     o    the name of each person involved;

     o if the complaint involves a specific event or events, the approximate date and location of each event; and

     o any additional information, documentation or other evidence available to support the complaint.

     It is less likely that the Company will be able to initiate an investigation based on a complaint that contains unspecified wrongdoing or broad allegations without verifiable evidentiary support.

Treatment of Complaints
-----------------------

     o Upon receipt of a complaint, the Company's Legal Department, or if there is no Legal Department at that time, the Company's Chief Executive Officer or Chief Financial Officer will (i) determine whether the complaint actually pertains to Accounting Matters and (ii) when possible, acknowledge receipt of the complaint to the sender.

     o Complaints relating to Accounting Matters will be reviewed under Audit Committee direction and oversight by the Legal Department or such other persons as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

     o Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

Reporting and Retention of Complaints and Investigations
--------------------------------------------------------

     o The Legal Department, or if there is no Legal Department at that time, the Company's Chief Executive Officer or Chief Financial Officer, will maintain a log of all complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the Audit Committee. Copies of complaints and such log will be maintained in accordance with the Company's document retention policy.

Roles, Rights and Responsibilities of Employee Complainants and Investigation Participants
-----------------------------------------------------------------------------

     Employee Complainants
     ---------------------

     Company employees who submit complaints ("Employee Complainants") have a responsibility to provide initial information that is grounded in a reasonable belief regarding the validity of a complaint. The motivation of an Employee Complainant is irrelevant to the consideration of the validity of the complaint. However, the intentional filing of a false complaint, whether orally or in writing, may itself be an improper activity and one that may result in disciplinary action.

     An Employee Complainant has a responsibility to be candid and set forth all known information regarding a complaint. An employee making a complaint acknowledges that an investigation may not proceed if the employee does not agree to be interviewed or provide further information regarding the complaint.

     Employee Complainants are not to act on their own in conducting any investigative activities, nor do they have a right to participate in any investigative activities other than as requested by the Audit Committee. An Employee Complainant shall refrain from obtaining evidence relating to a complaint for which he or she does not have a right of access. Such improper access may itself be an illegal or improper activity and one that may result in disciplinary action.

     The Company will use reasonable efforts to provide each Employee Complainant with a response to his or her complaint and a summary of the outcome of any investigation based upon the complaint unless Legal Department or the Audit Committee determines that there are overriding legal or company/public interest reasons not to do so.

     Employee Complainants are entitled to protection from retaliation for having made a complaint or disclosed information relating to a complaint in good faith. The Company shall not discharge, demote, suspend, threaten, harass or in any manner discriminate against an Employee Complainant in the terms and conditions of employment based upon any lawful actions of such Employee Complainant with respect to good faith reporting of complaints or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002. An Employee Complainant's right to protection from retaliation does not extend immunity for any complicity in the matters that are the subject of the complaint or an ensuing investigation.

     These procedures are in no way intended to limit employee reporting of alleged violations relating to accounting or auditing matters to proper governmental and regulatory authorities.

     Investigation Participants
     --------------------------

     Company employees who are interviewed, asked to provide information or otherwise participate in an investigation of a complaint, including employees who are the subject of the investigation ("Investigation Participants"), have a duty to cooperate fully with the Audit Committee and assist in the investigation.

     Investigation Participants should refrain from discussing the investigation or their testimony with those not connected to the investigation. If the Investigation Participant knows the identity of the Employee Complainant, the Investigation Participant should not discuss with the Employee Complainant the nature of evidence requested or provided, or testimony given to the Audit Committee unless authorized by the Audit Committee.

     Requests for confidentiality by Investigation Participants will be honored to the fullest extent reasonably practicable within the legitimate needs of law and the investigation.

     Investigation Participants are entitled to protection from retaliation for having participated in an investigation. The Company shall not discharge, demote, suspend, threaten, harass or in any manner discriminate against an Investigation Participant in the terms and conditions of employment based upon any lawful actions of such Investigation Participant with respect to good faith participation in an investigation or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002. An Investigation Participant's right to protection from retaliation does not extend immunity for any complicity in the matters that are the subject of the complaint or an ensuing investigation.



                                    * * * * *